Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES VOTING RESULTS AND MERGER CLOSING TIMELINE

September 15, 2021 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today announced the results of its Annual General Meeting and plans for closing of the pending Expro merger.

Highlights

•	All proposals presented to shareholders were approved including the Expro merger proposal, which received over 90% support from voting shareholders.
•	With all closing conditions now satisfied, the pending merger with Expro is scheduled to close on Friday, October 1, 2021.
•	Frank’s will complete a reverse stock split with a ratio of 6-for-1 in conjunction with the closing of the merger.

Michael Kearney, the Company’s Chairman, President and Chief Executive Officer, said, “We are proud to announce the results of our shareholder vote last week which demonstrated significant shareholder support for the pending merger with Expro Group. The successful affirmative vote culminated Frank’s strategic efforts over the past two years to gain scale, increase diversification and improve profitability. Going forward, we will be charting a strategic direction together as one organization. As Expro Board Chairman going forward, I know I speak for the entire new Expro Board in wishing Mike Jardon and his team every success as they begin executing the integration plans that we have developed over the last six months. We have an extremely experienced management at the new Expro that will build an even stronger combined organization.

Mike Jardon, Chief Executive Officer of Expro, commented, “The overwhelming approval of the transaction by Frank’s shareholders is a significant step toward completing Expro’s combination with Frank’s and creating a new full-cycle energy services leader. Together, we will have enhanced scale, a broader geographic footprint, and an expanded portfolio of innovative solutions to support customers across the well lifecycle and drive sustainable growth and profitability. We appreciate our stakeholders’ strong support and look forward to completing the pending transaction on October 1st so we can begin to unlock the incredible potential of our combined platform.”

Additional Details

Frank’s International N.V. (the “Company” or “Frank’s”) held its 2021 annual general meeting of shareholders (the “Annual Meeting”) on September 10, 2021. The final voting results on the proposals considered and voted upon at the Annual Meeting, each of which is described in the Company’s definitive proxy statement / prospectus filed with the Securities and Exchange Commission on August 6, 2021 (the “Proxy Statement”) all passed with majority support of votes cast. At the close of business on August 13, 2021, the record date for the Annual Meeting, 228,397,296 shares of the Company’s common stock were entitled to vote at the Annual Meeting. Expro will begin trading on the New York Stock Exchange (NYSE) on Monday, October 4, 2021 under the ticker “XPRO.”

Final closing conditions have been fully satisfied and both parties have mutually agreed upon a closing date of October 1, 2021.

The Supervisory Board of Frank’s International has passed a resolution to provide for a reverse share split at a ratio of 6-for-1 shares to be completed in conjunction with the closure of the Expro merger on October 1, 2021.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 2,400 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 40 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Investor Contact:

Melissa Cougle

investor.info@franksintl.com

281-966-7300

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the outcome and results of the integration process associated with the Company’s pending merger with Expro Group Holdings International Limited, the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, including COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, the length of time it will take for the United States and the rest of the world to slow the spread of the COVID-19 virus to the point where applicable authorities are comfortable easing current restrictions on various commercial and economic activities, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and the Company’s proxy statement/prospectus dated August 5, 2021, in each case filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

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